Exhibit 1(d)

MUNICIPAL PARTNERS FUND INC.

ARTICLES OF AMENDMENT

Municipal Partners Fund Inc., a Maryland corporation, having its principal office in Baltimore City, Maryland (which is hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Charter of the Corporation is hereby amended to provide that the name of the Corporation is changed to “Salomon Brothers Municipal Partners Fund Inc.”

SECOND: The foregoing amendment does not increase the authorized capital stock of the Corporation.

THIRD: The foregoing amendment to the Charter of the Corporation has been approved by a majority of the entire Board of Directors and the amendment is limited to a change expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

FOURTH: The foregoing amendment to the Charter of the Corporation shall become effective on April 21, 2003.

IN WITNESS WHEREOF, Municipal Partners Fund Inc. has caused these presents to be signed in its name and on its behalf by its Chairman and witnessed by its Assistant Secretary on March 20, 2003.

WITNESS:		MUNICIPAL PARTNERS FUND INC.

By:	/S/ ROBERT M. NELSON	By:	/S/ R. JAY GERKEN
Name: Title:	Robert M. Nelson Assistant Secretary	Name: Title:	R. Jay Gerken Chairman and President

THE UNDERSIGNED, Chairman of Municipal Partners Fund Inc., who executed on behalf of the Corporation the foregoing Articles of Amendment of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the following Articles of Amendment to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information, and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

By:	/S/ R. JAY GERKEN
Name: Title:	R. Jay Gerken Chairman and President

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